Exhibit 2.3

Employee Matters Agreement

by and between

Ralcorp Holdings, Inc.

and

Post Holdings, Inc.

Dated as of February 3, 2012

i

Section 17.06	Partial Invalidity	26
Section 17.07	Execution in Counterparts	26
Section 17.08	Successors and Assigns	26
Section 17.09	No Third Party Beneficiaries	26
Section 17.10	Notices	26
Section 17.11	Performance	27
Section 17.12	Limited Liability	27
Section 17.13	Dispute Resolution	27

Table of Schedules

Schedule 1.01A	Post Benefit Plans

Schedule 1.01B	Former Post Employees

Schedule 1.01C	Post Welfare Plans

Schedule 1.01D	Ralcorp Benefit Plans

Schedule 1.01E	Ralcorp Welfare Plans

Schedule 2.08	Canada–Assignment and Assumption Agreement

Schedule 3.01	Assumptions and Valuation Methodology

Schedule 13	Equity Adjustment Procedures

Employee Matters Agreement

This Employee Matters Agreement is made as of February 3, 2012 among Ralcorp Holdings, Inc., a Missouri corporation (“Ralcorp”), and Post Holdings, Inc., a Missouri corporation and direct, wholly owned subsidiary of Ralcorp (“Post”).

Recitals

A. Post, through its Subsidiaries, is engaged in the business of manufacturing, distributing and marketing Post® brand ready-to-eat cereal products (the “Post Business”).

B. Ralcorp, through its Subsidiaries (other than Post and its Subsidiaries), is engaged in the businesses of manufacturing, distributing and marketing a variety of private brand, regional and value brand food products (the “Ralcorp Business”).

C. The Board of Directors of Ralcorp has determined that it would be advisable and in the best interests of Ralcorp and its shareholders for Ralcorp to distribute on a pro rata basis to the holders of Ralcorp’s common stock at least 80% of the outstanding shares of Post common stock owned by Ralcorp (the “Distribution”).

D. Ralcorp and Post have entered into a Separation and Distribution Agreement dated as of the date hereof (the “Distribution Agreement”) in order to carry out, effect and consummate the foregoing transactions.

E. To facilitate the transactions described above, Ralcorp and Post deem it to be appropriate and in the best interests of Ralcorp and Post to enter into this Agreement for the purpose of allocating assets, Liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs described herein between and among them.

Agreements

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

Definitions and Usage

Section 1.01	Definitions

Unless otherwise defined herein, each capitalized term shall have the meaning specified for such term in the Distribution Agreement. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.01:

“Actuary” means Buck Consultants, LLC and/or any other actuarial firm that will perform the calculations required by this Agreement.

“Agreement” means this Employee Matters Agreement together with those parts of the Distribution Agreement specifically referenced herein and all Schedules hereto.

“Benefit Plan” means, with respect to an entity, each plan, program, arrangement, agreement or commitment (whether written or unwritten, formal or informal) that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, wellness, sick leave, vacation pay, disability or accident insurance plan, or other employee benefit plan, program, arrangement, agreement or commitment, (1) including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or has any Liabilities, directly or indirectly, contingent or fixed) and (2) excluding any indemnification obligations, other than any obligations contained in any of the foregoing.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Code Section 4980B and Sections 601 through 608 of ERISA, and any similar purpose state group health plan continuation Law.

“Code” or “Internal Revenue Code” means the Internal Revenue Code of 1986.

“Delayed Transfer Employees” means those Ralcorp or Post Employees who are considered by the Parties to be important to the Ralcorp Business or Post Business and whose transfer from the Ralcorp Group to the Post Group or from the Post Group to the Ralcorp Group in connection with the Distribution will be delayed, due to certain business constraints, until after the Distribution Date but within two (2) years after the Distribution Date.

“Distribution” has the meaning set forth in the recitals.

“Distribution Agreement” has the meaning set forth in the recitals.

“Employee Leasing Agreements” means the agreements between the Parties (or their respective Subsidiaries) for providing, on a limited basis, temporary services from individual employees of one Party or any of its Subsidiaries to the other Party or any of its Subsidiaries.

“Equity Awards” means all equity-based awards granted under the Ralcorp Stock Plans.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“IRS” means the Internal Revenue Service.

“NYSE” means the New York Stock Exchange.

“Participating Employer” means an entity that has agreed to permit its employees to participate in a benefit plan sponsored by Ralcorp or its Subsidiaries or Post or its Subsidiaries.

“Parties” means Ralcorp and Post, as parties to this Agreement.

“Post Business” has the meaning set forth in the recitals.

“Post” has the meaning set forth in the preamble.

“Post Benefit Plan” means any U.S. Benefit Plan sponsored, maintained or contributed to by any member of the Post Group, including those set forth on Schedule 1.01A, and any Benefit Plan assumed or adopted by any member of the Post Group, specifically excluding any Ralcorp Benefit Plans.

“Post Committee” means the Corporate Governance and Compensation Committee of the Board of Directors of Post or, where action has been taken by the full board, the full Board of Directors of Post.

“Post Employee” means any individual who immediately following the Distribution Date is employed by Post or any member of the Post Group as a common law employee, including active employees and employees on vacation or an approved leave of absence. An individual who was employed by Post Foods LLC or Post Holdings, Inc. or its subsidiaries prior to the Distribution Date and whose name is listed on Schedule 1.01B hereto shall be referred to herein as a former Post Employee.

“Post Deferred Compensation Plan” means the nonqualified deferred compensation plans established on or prior to the Distribution Date in accordance with Section 4.02 and with terms similar to the Ralcorp Deferred Compensation Plan (including both the Ralcorp Deferred Compensation Plan for Key Employees and the Ralcorp Deferred Compensation Plan for Non-Management Directors, as applicable and as the context requires).

“Post Excess Benefit Plan” means the excess benefit plan or plans established on or prior to the Distribution Date in accordance with Section 4.01 and with terms similar to the applicable Ralcorp Excess Benefit Plan.

“Post Group” means Post and its Subsidiaries.

“Post Incentive Compensation Plan” means, collectively, the stock option, stock incentive compensation, or other equity-based plan or arrangement for employees, officers or directors of Post or its Subsidiaries.

“Post Participant” means any individual who, immediately following the Distribution Date, is a Post Employee (and, to the extent the context relates to participation in a Benefit Plan, a Post Employee or former Post Employee who participates in the applicable Benefit Plan) or a beneficiary, dependent or alternate payee of a Post Employee or former Post Employee, as applicable.

“Post Reimbursement Account Plans” shall have the meaning set forth in Article VII.

“Post Retirement Plan” shall have the meaning set forth in Section 3.01(b).

“Post RSUs” shall have the meaning set forth in Section 13.05(b).

“Post SAR” shall have the meaning set forth in Section 13.03.

“Post Service Plans” means (a) the Post Retirement Plan, (b) the Post SIP, (c) the Post Excess Benefit Plan, (d) the Post Deferred Compensation Plan and (e) the Post severance plans.

“Post SIP” means the defined contribution plan qualified under Section 401(a) of the Code that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code and is established on or prior to the Distribution Date as set forth in Section 3.02.

“Post Option” has the meaning set forth in Section 13.02(b).

“Post Welfare Plans” has the meaning set forth in Schedule 1.01C.

“Ralcorp” has the meaning set forth in the introduction.

“Ralcorp Benefit Plan” means any domestic U.S. Benefit Plan sponsored, maintained or contributed to by Ralcorp or any Subsidiaries of Ralcorp, including those set forth on Schedule 1.01D, other than a Post Benefit Plan.

“Ralcorp Business” has the meaning set forth in the recitals.

“Ralcorp Committee” means the Corporate Governance and Compensation Committee of the Board of Directors of Ralcorp.

“Ralcorp Deferred Compensation Plan” means the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees and the Ralcorp Holdings, Inc. Deferred Compensation Plan for Non-Management Directors, as applicable and as the context requires.

“Ralcorp Employee” means any individual who immediately following the Distribution Date is employed by Ralcorp or any member of the Ralcorp Group as a common law employee, including active employees and employees on vacation or an approved leave of absence.

“Ralcorp Excess Benefit Plan” means the Ralcorp Holdings, Inc. Executive Savings Investment Plan and the Ralcorp Holdings, Inc. Supplemental Retirement Plan, as applicable.

“Ralcorp Group” means Ralcorp and its Subsidiaries but excluding Post and its Subsidiaries.

“Ralcorp Option” means a stock option award under any of the Ralcorp Stock Plans.

“Ralcorp Participant” means any individual who, immediately following the Distribution Date, is a Ralcorp Employee (and, to the extent the context relates to participation in a Benefit Plan, participates in the applicable Benefit Plan) or a beneficiary, dependent or alternate payee of a Ralcorp Employee.

“Ralcorp Reimbursement Account Plans” has the meaning set forth in Article VII.

“Ralcorp Restricted Stock” means a restricted stock award under any of the Ralcorp Stock Plans.

“Ralcorp RSU” means a restricted stock unit award under any of the Ralcorp Stock Plans.

“Ralcorp SAR” means a stock appreciation right award under any of the Ralcorp Stock Plans.

“Ralcorp Service Plans” means (a) Retirement Plan of Ralcorp, (b) the Ralcorp SIP, (c) the Ralcorp Excess Benefit Plan, (d) the Ralcorp Deferred Compensation Plan and (e) the Ralcorp severance plan.

“Ralcorp SIP” means the Ralcorp Holdings, Inc. Savings Investment Plan.

“Ralcorp Stock Plans” means, collectively, the Ralcorp Holdings, Inc. Cash-Based Incentive Plan, the Amended and Restated Ralcorp Holdings, Inc. 2007 Incentive Stock Plan, the Ralcorp Holdings, Inc. Amended and Restated 2002 Incentive Stock Plan, the Amended and Restated Ralcorp Holdings, Inc. Incentive Stock Plan, and any other stock option or stock incentive compensation plan or arrangement, including any plan or arrangements providing for cash-settled awards based on the value of stock, for employees, officers or directors of Ralcorp or its Subsidiaries.

“Ralcorp Unvested Option” means a Ralcorp Option or a portion of a Ralcorp Option which is not vested as of the Effective Time.

“Ralcorp Vested Option” means a Ralcorp Option or portion of a Ralcorp Option which is vested as of the Effective Time.

“Ralcorp Welfare Plans” has the meaning set forth in Schedule 1.01E.

“Remaining Ralcorp SAR” has the meaning set forth in Section 13.03.

“Remaining Ralcorp Option” has the meaning set forth in Section 13.02(a).

“Retirement Plan of Ralcorp” means the Ralcorp Holdings, Inc. Retirement Plan.

“Trading Day” means the period of time during any given calendar day, commencing with the determination of the NYSE consolidated transactions reporting system opening price and ending with the determination of the NYSE consolidated transactions reporting system closing price, in which trading and settlement in shares of Ralcorp Common Stock or Post Common Stock is permitted on the NYSE.

“Transfer Date” means, with respect to a Delayed Transfer Employee, the date that such Delayed Transfer Employee commences active employment with a member of the Ralcorp Group or the Post Group, as applicable, provided that such date is within two (2) years after the Distribution Date.

“U.S.” means the United States of America.

“WC Claim” means a claim under a state or provincial workers’ compensation statute by an employee of the Ralcorp Group or the Post Group as a result of their employment with the Ralcorp Group or the Post Group.

“Welfare Plans” means Ralcorp Welfare Plans and Post Welfare Plans.

Section 1.02	Interpretation.

(a) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) any reference to any gender includes the other gender;

(iv) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(v) the words “shall” and “will” are used interchangeably and have the same meaning;

(vi) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(vii) any reference to any Article, Section or Schedule means such Article or Section of, or such Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(viii) the words “herein” “hereunder” “hereof” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(ix) any reference to any agreement, Benefit Plan, instrument or other document means such agreement, Benefit Plan, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement;

(x) any reference to any Law (including statutes and ordinances) means such Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(xi) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding” and “through” means “through and including”;

(xii) if there is any conflict between the provisions of the Distribution Agreement and this Agreement, the provisions of this Agreement shall control with respect to the subject matter hereof; if there is any conflict between the provisions of the main body of this Agreement and any of the Schedules hereto, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in such Schedule;

(xiii) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xiv) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be;

(xv) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and

(xvi) the language of this Agreement shall be deemed to be the language the Parties hereto have chosen to express their mutual intent, and no rule of strict construction shall be applied against either Party.

Article II

General Principles

Section 2.01	Assignment of Employees.

In general, most employees assigned to the Ralcorp Group and most employees assigned to the Post Group will remain with their existing employers on the Distribution Date. However, in certain situations Post employees will be assigned and transferred to the Ralcorp Group and in certain situations Ralcorp employees will be assigned and transferred to the Post Group effective prior to the Distribution. Effective as of the time of such assignment or transfer, such employee shall be an employee of the entity to which such employee was assigned or transferred.

Section 2.02	Assumption and Retention of Liabilities, Related Assets

(a) As of the Distribution Date, except as otherwise expressly provided for in this Agreement, including under Section 5.02 hereof, Ralcorp shall, or shall cause one or more members of the Ralcorp Group to, assume or retain, as applicable, and hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Ralcorp Benefit Plans, (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Ralcorp Employees and the respective dependents and beneficiaries of such Ralcorp Employees and (iii) any other Liabilities expressly assigned or allocated to Ralcorp or any member of the Ralcorp Group under this Agreement, and neither Post nor any other member of the Post Group shall have any responsibility for any such Liabilities.

(b) As of the Distribution Date, except as otherwise expressly provided for in this Agreement, including under Section 5.02 hereof, Post shall, or shall cause one or more members of the Post Group to, assume or retain, as applicable, and Post hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Post Benefit Plans, (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Post Employees and the respective dependents and beneficiaries of such Post Employees and (iii) any other Liabilities expressly assigned or allocated to Post or any member of the Post Group under this Agreement, and neither Ralcorp nor any other member of the Ralcorp Group shall have any responsibility for any such Liabilities.

(c) The assumption by Post of Liabilities under this Agreement shall not create any obligation of Post to reimburse Ralcorp for any Liabilities paid or discharged by Ralcorp before the Distribution Date. The assumption by Ralcorp of Liabilities under this Agreement shall not create any obligation of Ralcorp to reimburse Post for any Liabilities paid or discharged by Post before the Distribution Date.

(d) (i) From time to time after the Distribution Date, Post (acting directly or through a member of the Post Group) shall promptly reimburse Ralcorp, upon Ralcorp’s reasonable request and the presentation by Ralcorp of such substantiating documentation as Post may reasonably request, for the cost of any Liabilities satisfied by Ralcorp or any member of the Ralcorp Group that are, pursuant to this Agreement, the responsibility of Post or any member of the Post Group.

(ii) From time to time after the Distribution Date, Ralcorp (acting directly or through a member of the Ralcorp Group) shall promptly reimburse Post, upon Post’ reasonable request and the presentation by Post of such substantiating documentation as Ralcorp may reasonably request, for the cost of any Liabilities satisfied by Post or any member of the Post Group that are, pursuant to this Agreement, the responsibility of Ralcorp or any member of the Ralcorp Group.

Section 2.03	Plan Participation.

(a) Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, (i) effective as of the Distribution Date, each of Post and each other member of the Post Group shall cease to be a Participating Employer in the Ralcorp Benefit Plans, and (ii) each (A) Post Employee and former Post Employee as of the Distribution Date, and (B) Delayed Transfer Employee who transfers from the Ralcorp Group to the Post Group, effective as of such Delayed Transfer Employee’s Transfer Date, shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any other rights under any Ralcorp Benefit Plan, and Ralcorp and Post shall take all necessary action to effectuate each such cessation.

(b) Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, (i) neither Ralcorp nor any other member of the Ralcorp Group shall be a Participating Employer in Post Benefit Plans, and (ii) (A) no Ralcorp Employee as of the Distribution Date, and (B) no Delayed Transfer Employee who transfers from Post Group to Ralcorp Group, effective as of such Delayed Transfer Employee’s Transfer Date, shall participate in, be covered by, accrue benefits under, be eligible to contribute to or have any other rights under any Post Benefit Plan, and Post and Ralcorp shall take all necessary action to effectuate the foregoing.

Section 2.04	Comparable Benefits.

Except as otherwise agreed to in writing by Ralcorp, with respect to a Post Employee, for the period commencing on the Distribution Date and ending January 1, 2013, Post (acting directly or through a member of the Post Group) shall provide such Post Employee with the same level of employee benefits as the employee benefits to which such Post Employee was entitled immediately prior to the Effective Time.

Section 2.05	Employee Service Recognition.

(a) Post (acting directly or through a member of the Post Group) shall give each Post Employee full credit for purposes of eligibility, vesting, determination of level of benefits and, to the extent applicable, benefit accruals under any Post Benefit Plan for such Post Employee’s service with any member of the Ralcorp Group prior to the Distribution Date to the same extent such service was recognized by the corresponding Ralcorp Benefit Plan immediately prior to the Distribution Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits under a Post Benefit Plan and a Ralcorp Benefit Plan.

(b) Each of Ralcorp and Post (acting directly or through members of the Ralcorp Group or the Post Group, respectively) shall cause each of the Ralcorp Service Plans and the Post Service Plans, respectively, to provide the following service crediting rules effective as of the Distribution Date:

(i) If a Ralcorp Employee after the Distribution Date becomes employed by a member of the Post Group, then, except to the extent required by applicable Law, such individual’s service with the Ralcorp Group following the Distribution Date will not be recognized for any purpose under any Post Benefit Plan.

(ii) If a Post Employee after the Distribution Date becomes employed by a member of the Ralcorp Group, then, except to the extent required by applicable Law, such individual’s service with the Post Group following the Distribution Date will not be recognized for any purpose under any Ralcorp Benefit Plan.

(iii) Notwithstanding the foregoing, if Ralcorp and Post agree in writing to the transfer of a Ralcorp Employee as a Delayed Transfer Employee to a member of the Post Group, and such Ralcorp Employee was a participant in any of the Ralcorp Service Plans and such Ralcorp Employee is continuously employed by the Ralcorp Group from the Distribution Date through the Transfer Date, then such Ralcorp Employee’s service with the Ralcorp Group following the Distribution Date shall be recognized under the corresponding Post Service Plans for purposes of eligibility, vesting and level of benefits, in each case to the same extent as such Ralcorp Employee’s service with the Ralcorp Group was recognized under the corresponding Ralcorp Service Plans; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits under a Post Benefit Plan and a Ralcorp Benefit Plan.

(iv) Notwithstanding the foregoing, if Ralcorp and Post agree in writing to the transfer of a Post Employee as a Delayed Transfer Employee to a member of the Ralcorp Group, and such Post Employee was a participant in any of the Post Service Plans and such Post Employee is continuously employed by the Post Group from the Distribution Date through the Transfer Date, then such Post Employee’s service with the Post Group following the Distribution Date shall be recognized under the corresponding Ralcorp Service Plans for purposes of eligibility, vesting and level of benefits, in each case to the same extent as such Post Employee’s service with the Post Group was recognized under the corresponding Post Service Plans; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits under a Ralcorp Benefit Plan and a Post Benefit Plan.

Section 2.06	Plan Spin-offs.

Both Ralcorp and Post shall take appropriate steps, prior to the Effective Time, to ensure that the benefits of Post Employees and Ralcorp Employees under the Benefit Plans listed on Schedule 1.01A and Schedule 1.01D are transferred, to the extent necessary to satisfy the provisions of this Agreement, and such that each Post Employee’s full benefit is fully reflected in the appropriate Post Benefit Plan, to the extent applicable, and each Ralcorp Employee’s full benefit is fully reflected in the appropriate Ralcorp Benefit Plan, to the extent applicable, as soon as practicable on or after the Distribution Date, or in the case of a Delayed Transfer Employee, on or after the applicable Transfer Date, but in no case later than the first anniversary of the Distribution Date or Transfer Date, as applicable.

Section 2.07	Delayed Transfer Employees.

Following the Distribution Date but on or before two (2) years following the Distribution Date, a limited number of Ralcorp Employees may be transferred to the Post Group, and a limited number of Post Employees may be transferred to the Ralcorp Group. An individual will be deemed to be a Delayed Transfer Employee only to the extent so designated by Ralcorp and Post.

Section 2.08	Assignment and Assumption Agreement.

At the Effective Time, Ralcorp and Post shall enter into a Pension and Benefit Plans Assignment and Assumption Agreement substantially in the form attached hereto as Schedule 2.08.

Article III

Qualified Pension Plans

In an effort to ensure that, to the extent practical, after the Distribution Date individuals will have all of their accrued benefits in a single plan, certain actions will be taken with respect to the Retirement Plan of Ralcorp and the Post Retirement Plan to make appropriate transfers of plan assets and Liabilities.

Section 3.01	Defined Benefit Pension Plans.

(a) After the Distribution Date, Ralcorp Participants shall continue to participate in the Retirement Plan of Ralcorp.

(b) Post (acting directly or through a member of the Post Group) shall establish a defined benefit pension plan qualified under Section 401(a) of the Code (“Post Retirement Plan”) to be effective on the Distribution Date to provide pension benefits for the Post Participants who participated in the Retirement Plan of Ralcorp immediately prior to the Distribution Date. After the Distribution Date, Post Participants who participate in the Retirement Plan of Ralcorp shall cease to participate in the Retirement Plan of Ralcorp and shall participate in the Post Retirement Plan, in accordance with and subject to the terms and conditions of such plan. Post shall take all necessary steps to have the Post Retirement Plan accept assets and Liabilities from the Retirement Plan of Ralcorp (based on a good faith actuarial estimate of accrued benefits as of the date set forth on Schedule 3.01 for such purpose) representing any benefits accrued by individuals whose names are set forth on Schedule 3.01 for such purpose (“Transferred Participants”). The parties agree that Transferred Participants shall include Post Employees and former Post Employees. An initial transfer of assets and Liabilities shall occur on or before the date that is three months after the Distribution Date (“Retirement Spin Date”). As soon as practicable after the Retirement Spin Date, Post shall take all necessary steps to have the Post Retirement Plan accept assets and Liabilities from the Retirement Plan of Ralcorp based on a final actuarial calculation representing any benefits accrued by Transferred Participants. Post, on its own behalf and on behalf of all members of the Post Group, agrees that neither Ralcorp nor the Retirement Plan of Ralcorp shall have any further responsibility with respect to the assets and liabilities that are transferred from the Retirement Plan of Ralcorp to the Post Retirement Plan. From and after the Distribution Date until the Retirement Spin Date, any benefits accrued prior to the Distribution Date that would otherwise be payable to Transferred Participants under the Post Retirement Plan shall be paid or continue to be paid out of the Retirement Plan of Ralcorp, and the amounts to be transferred to the Post Retirement Plan shall be reduced by the amount of such payments. After the Retirement Spin Date, any pension benefits that accrued prior to the Distribution Date that would have otherwise been payable to the Transferred Participants under the Retirement Plan of Ralcorp shall instead be payable to such Transferred Participants under the Post Retirement Plan.

(c) On or before the date that is two years following the Distribution Date, Ralcorp shall take all necessary steps to have the Retirement Plan of Ralcorp accept assets and liabilities from the Post Retirement Plan representing any benefits accrued by Delayed Transfer Employees who have accrued benefits in the Post Retirement Plan. On or before the date that is two years following the Distribution Date, Post shall take all necessary steps to have the Post Retirement Plan of Post accept assets and liabilities from the Retirement Plan of Ralcorp representing any benefits accrued by Delayed Transfer Employees who have accrued benefits in the Retirement Plan of Ralcorp.

(d) The Parties agree that with respect to such transfer, assets and any related earnings or losses shall be determined and transferred from the plan’s trust in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, Section 208 of ERISA and the assumptions and valuation methodology which the Pension Benefit Guaranty Corporation would have used under Section 4044 of ERISA as of the Distribution Date as determined by the Actuary and set forth in Schedule 3.01.

(e) As of the Distribution Date, Post (acting directly or through a member of the Post Group) shall cause the Post Retirement Plan to recognize, to the extent practicable, all existing elections, including beneficiary designations, payment form elections and rights of alternate payees under qualified domestic relations orders with respect to Post Participants under the Retirement Plan of Ralcorp.

(f) As of each Delayed Transfer Employee’s Transfer Date, Post (acting directly or through a member of the Post Group) shall cause the Post Retirement Plan to recognize, to the extent practicable, all existing elections, including beneficiary designations, payment form elections and rights of alternate payees under qualified domestic relations orders under the Retirement Plan of Ralcorp with respect to each Delayed Transfer Employee who transfers from the Ralcorp Group to the Post Group. As of each Delayed Transfer Employee’s Transfer Date, Ralcorp (acting directly or through a member of the Ralcorp Group) shall cause the Retirement Plan of Ralcorp to recognize, to the extent practicable, all existing elections, including beneficiary designations, payment form elections and rights of alternate payees under qualified domestic relations orders under the Post Retirement Plan with respect to each Delayed Transfer Employee who transfers from the Post Group to the Ralcorp Group.

Section 3.02	Defined Contribution Plans.

On the Distribution Date, Post (acting directly or through a member of the Post Group) shall assume or continue sponsorship of the Post SIP which shall be created on or prior to the Distribution Date. Post shall take all necessary steps for the Post SIP to accept eligible rollover distributions, including participant loans, from the Ralcorp SIP representing account balances (including loan balances) of individuals who are employees of the Post Group either (i) immediately on or after the Distribution Date, or (ii) immediately on or after the applicable Transfer Date in the case of a Delayed Transfer Employee moving from Ralcorp Group to the Post Group, if elected by such employees in accordance with applicable law and the terms of the plans. Such rollover distributions will be in the form of cash and, as applicable, promissory notes with respect to loans.

Article IV

Non-Qualified Plans

Section 4.01	Excess Benefit Plans.

(a) Ralcorp shall continue to sponsor the Ralcorp Excess Benefit Plan after the Distribution Date, for such period of time as Ralcorp shall determine in its sole discretion. Ralcorp shall take all necessary steps for the Ralcorp Excess Benefit Plan to accept Liabilities from the Post Excess Benefit Plan representing any benefits accrued by Delayed Transfer Employees who transfer from the Post Group to the Ralcorp Group and have accrued benefits in the Post Excess Benefit Plan as of the Transfer Date.

(b) Post (acting directly or through a member of the Post Group) shall continue to sponsor the Post Excess Benefit Plan after the Distribution Date, which shall be created on or prior to the Distribution Date with terms substantially similar to those under the Ralcorp Excess Benefit Plan, for such period of time as Post shall determine in its sole discretion. Post (acting directly or through a member of the Post Group) shall take all necessary steps for the Post Excess Benefit Plan to accept Liabilities from the Ralcorp Excess Benefit Plan representing any benefits accrued by individuals who are either (i) Post Employees and former Post Employees, or (ii) Delayed Transfer Employees who transfer from the Ralcorp Group to the Post Group and, in either case, have accrued benefits in the Ralcorp Excess Benefit Plan as of the Distribution Date or Transfer Date, as applicable.

Section 4.02	Deferred Compensation Plans.

(a) Ralcorp (acting directly or through a member of the Ralcorp Group) shall continue to sponsor the Ralcorp Deferred Compensation Plan, for such period of time as Ralcorp shall determine in its sole discretion. After the Distribution Date eligible employees and directors of Ralcorp or its Subsidiaries shall continue to participate in the Ralcorp Deferred Compensation Plan. Ralcorp (acting directly or through a member of the Ralcorp Group) shall take all necessary steps for the Ralcorp Deferred Compensation Plan to accept Liabilities from the Post Deferred Compensation Plan representing any benefits accrued by Delayed Transfer Employees transferring from the Post Group to the Ralcorp Group who have accrued benefits in the Post Deferred Compensation Plan as of the Transfer Date.

(b) Post (acting directly or through a member of the Post Group) shall continue to sponsor the Post Deferred Compensation Plan after the Distribution Date, which shall be created on or prior to the Distribution Date with terms substantially similar to those under the applicable Ralcorp Deferred Compensation Plan, for such period of time as Post shall determine in its sole discretion. After the Distribution Date eligible employees and directors of Post or its Subsidiaries shall continue to participate in the Post Deferred Compensation Plan. Post (acting directly or through a member of the Post Group) shall take all necessary steps for the Post Deferred Compensation Plan to accept Liabilities from the Ralcorp Deferred Compensation Plan representing any benefits accrued by individuals who are either (i) Post Employees and former Post Employees and directors, or (ii) Delayed Transfer Employees transferring from the Ralcorp Group to the Post Group and, in either case, have accrued benefits in the Ralcorp Deferred Compensation Plan as of the Distribution Date or Transfer Date, as applicable.

Section 4.03	Continuation of Elections.

All deferral elections under the Ralcorp Deferred Compensation Plan and the Post Deferred Compensation Plan shall remain in effect for the year to which they relate subject to all terms and conditions of the applicable plans.

Article V

Welfare Benefits Plans and Employment Practices

Section 5.01	Adoption of Plans by Post.

(a) Prior to the Distribution Date, Post (acting directly or through a member of the Post Group) shall establish welfare benefit plans and employment practices substantially similar to those currently available to Post Employees generally. Post shall retain the assets and Liabilities, if any, of all such welfare benefit plans and employment practices on and after the Distribution Date.

(b) Post (acting directly or through a member of the Post Group) shall cause each Post Welfare Plan to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Post Participants and Delayed Transfer Employees transferring from the Ralcorp Group to the Post Group, (ii) honor any deductibles, out-of-pocket maximums, and co-payments incurred by Post Participants and Delayed Transfer Employees transferring from the Ralcorp Group to the Post Group under the corresponding Ralcorp Welfare Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a Post Welfare Plan during the same plan year in which such deductibles, out-of-pocket maximums and co-payments were made, and (iii) waive any waiting period limitation that would otherwise be applicable to (A) a Post Participant following the Distribution Date or (B) a Delayed Transfer Employee transferring from the Ralcorp Group to the Post Group following such Delayed Transfer Employee’s Transfer Date, in each case to the extent such Post Participant or Delayed Transfer Employee, as applicable, had satisfied any similar limitation under the corresponding Ralcorp Welfare Plan.

(c) Ralcorp (acting directly or through a member of the Ralcorp Group) shall cause each Ralcorp Welfare Plan to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Delayed Transfer Employees transferring from the Post Group to the Ralcorp Group, (ii) honor any deductibles, out-of-pocket maximums, and co-payments incurred by Delayed Transfer Employees transferring from the Post Group to the Ralcorp Group as of the applicable Transfer Date under the corresponding Post Welfare Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a Ralcorp Welfare Plan during the same plan year in which such deductibles, out-of-pocket maximums and co-payments were made, and (iii) waive any waiting period limitation that would otherwise be applicable to a Delayed Transfer Employee transferring from the Post Group to the Ralcorp Group following such Delayed Transfer Employee’s Transfer Date to the extent such Delayed Transfer Employee had satisfied any similar limitation under the corresponding Post Welfare Plan.

Section 5.02	Liabilities for Claims.

(a) Except as otherwise specifically stated in this Agreement, including, without limitation, Article IX hereof, (i) Ralcorp shall retain the responsibility for payment of all covered welfare benefit and similar claims and expenses paid on behalf of Post Employees, former Post Employees and their respective covered dependents on or prior to the Distribution, and (ii) Post and the Post Group shall assume responsibility for payment of all covered welfare benefit and similar claims and expenses that remain unpaid, regardless of when submitted or incurred, with respect to Post Employees, former Post Employees, and their respective covered dependents after the Distribution. Except as otherwise provided in this Agreement, with respect to Delayed Transfer Employees, Liabilities for claims paid with respect to Delayed Transfer Employees shall remain with the Welfare Plans of the employing entity up until the applicable Transfer Date. On or after the applicable Transfer Date, the Welfare Plans of the new employing entity shall be liable for claims that remain unpaid, regardless of when submitted or incurred, after the Transfer Date and shall be responsible for administration of such claims.

(b) Ralcorp agrees to process and pay (or to arrange for payment) claims for which Ralcorp retains the Liability under this Section 5.01(c), and Post agrees to process and pay (or to arrange for payment) claims for which Post retains the Liability under this Section 5.01(c). Processing and payment for one Party may be done for the other Party pursuant to the Transition Services Agreement.

Article VI

Non-Solicitation

Each Party agrees that, for a period of 24 months from the Distribution, such Party (a “Soliciting Party”) will not solicit for employment any employee of any other Party (a “Protected Party”); provided, however, that it is understood that this employee non-solicitation provision shall not prohibit: (i) generalized solicitations by advertising and the like, which are not directed to specific individuals or employees of the Protected Party; (ii) solicitations of persons whose employment was terminated by the Protected Party; or (iii) solicitations of persons who have terminated their employment with the Protected Party without any prior solicitation by the Soliciting Party.

Article VII

Reimbursement Account Plans

Section 7.01	Plans

(a) Effective as of the Distribution Date, Post (acting directly or through a member of the Post Group) shall commence sponsorship of the Post flexible spending accounts for medical and dependent care expenses under a new plan established under Section 125 and Section 129 of the Code (the “Post Reimbursement Account Plans”), with features that are the same as those in the applicable Ralcorp flexible spending accounts for medical and dependent care expenses immediately prior to the Distribution (the “Ralcorp Reimbursement Account Plans”). Each Post Participant or Delayed Transfer Employee who is a participant in and maintains a flexible spending account for medical or dependent care expenses under a Ralcorp Reimbursement Account Plan shall cease participating in the Ralcorp Reimbursement Account Plans effective as of the Distribution, or the Delayed Transfer Employee’s Transfer Date, as applicable, and shall commence participation in the Post Reimbursement Account Plans. As of the Distribution Date, or the Delayed Transfer Employee’s Transfer Date, as applicable, Post shall credit the applicable account of each such Post Participant or Delayed Transfer Employee under the Post Reimbursement Account Plans with an amount equal to the balance of such Post Participant’s or Delayed Transfer Employee’s account under the Ralcorp Reimbursement Account Plans immediately prior to such date. Post and Ralcorp intend that the actions to be taken pursuant to this subsection be treated as an assumption by Post of the portion of the Ralcorp Reimbursement Account Plans and the elections made thereunder attributable to such Post Participants or Delayed Transfer Employees.

(b) Each Delayed Transfer Employee who is a participant in and maintains a flexible spending account for medical and dependent care expenses under a Post Reimbursement Account Plan shall cease participating in the Post Reimbursement Account Plans effective as of their Transfer Date and shall commence participation in the Ralcorp Reimbursement Account Plans. As of the Delayed Transfer Employee’s Transfer Date, Ralcorp shall credit the applicable account of each such Delayed Transfer Employee under the Ralcorp Reimbursement Account Plans with an amount equal to the balance of such Delayed Transfer Employee’s account under the Post Reimbursement Account Plans immediately prior to such date. Ralcorp and Post intend that the actions to be taken pursuant to this subsection be treated as an assumption by Ralcorp of that portion of the Post Reimbursement Account Plans and the elections made thereunder attributable to such Delayed Transfer Employees.

Section 7.02	Transfers

(a) As soon as reasonably practicable after the Distribution Date, Ralcorp shall determine the Aggregate Balance (as defined below) of the assumed Ralcorp Reimbursement Account Plans and notify Post of the amount of such Aggregate Balance in writing. For purposes of this Section, the term “Aggregate Balance” shall mean, as of the Distribution Date, the aggregate amount of contributions that have been made to the Post Participants’ flexible spending accounts under Ralcorp’s Reimbursement Account Plans for the plan year in which the Distribution Date occurs minus the aggregate amount of reimbursements that have been made from the Post Participants’ flexible spending accounts under the Ralcorp Reimbursement Account Plan to Post Participants for the plan year in which the Distribution Date occurs. If the Aggregate Balance is a negative amount, Post shall pay such negative amount to Ralcorp as soon as practicable following Post’s receipt of the written notice thereof. If the Aggregate Balance is a positive amount, Ralcorp shall pay such positive amount to Post as soon as practicable following Ralcorp’s delivery to Post of the written notice thereof.

(b) As soon as reasonably practicable after the Delayed Transfer Employee’s Transfer Date, Ralcorp and Post shall determine the Delayed Transfer Employee’s aggregate balance of the assumed Post and/or Ralcorp Reimbursement Account Plans, as applicable, and notify the other party of the amount of such Delayed Transfer Employee aggregate balance in writing. Such determinations and any payments between the parties relating thereto shall be made in a manner substantially similar to the determination and payments made in accordance with subparagraph (a) above.

Article VIII

COBRA

Section 8.01	Post Participants

Effective as of the Distribution Date, Post (acting directly or through a member of the Post Group) shall assume, or shall have caused the Post Welfare Plans to assume, responsibility for compliance with and all liabilities and other costs and expenses relating to the health care continuation coverage requirements of COBRA with respect to Post Participants who, as of the day prior to the Distribution Date, were covered under a Ralcorp Welfare Plan, whether pursuant to COBRA or otherwise, or who had a COBRA qualifying event (as defined in Code Section 4980B) on, prior to, or after the Distribution Date.

Section 8.02	Delayed Transfer Employees

(a) For COBRA qualifying events (as defined in Code Section 4980B) occurring on and after a Delayed Transfer Employee’s Transfer Date:

(i) For Delayed Transfers to Post. Post (acting directly or through a member of the Post Group) shall assume, or shall have caused the Post Welfare Plans to assume, responsibility for compliance with and all liabilities and other costs and expenses relating to the health care continuation coverage requirements of COBRA with respect to such Delayed Transfer Employee who transfers from the Ralcorp Group to the Post Group (and his or her qualified beneficiaries under COBRA) as of the Transfer Date.

(ii) For Delayed Transfers to Ralcorp. Ralcorp (acting directly or through a member of the Ralcorp Group) shall assume, or shall have caused the Ralcorp Welfare Plans to assume, responsibility for compliance with and all liabilities and other costs and expenses relating to the health care continuation coverage requirements of COBRA with respect to such Delayed Transfer Employee who transfers from the Post Group to the Ralcorp Group (and his or her qualified beneficiaries under COBRA) as of the Transfer Date.

(b) For COBRA qualifying events (as defined in Code Section 4980B) occurring before a Delayed Transfer Employee’s Transfer Date:

(i) Ralcorp (acting directly or through a member of the Ralcorp Group) shall retain, or shall have caused the Ralcorp Welfare Plans to retain, responsibility for compliance with and all liabilities and other costs and expenses relating to the health care continuation coverage requirements of COBRA with respect to such Delayed Transfer Employee who transfers from the Ralcorp Group to the Post Group (and his or her qualified beneficiaries under COBRA).

(ii) Post (acting directly or through a member of the Post Group) shall retain, or shall have caused the Post Welfare Plans to retain, responsibility for compliance with and all liabilities and other costs and expenses relating to the health care continuation coverage requirements of COBRA with respect to such Delayed Transfer Employee who transfers from the Post Group to the Ralcorp Group (and his or her qualified beneficiaries under COBRA).

Article IX

Retiree Welfare Benefit Plans

Post (acting directly or through a member of the Post Group) shall no later than the Distribution Date sponsor a health plan and a life insurance plan for eligible retired Post Employees, former Post Employees and Delayed Transfer Employees substantially similar to the retiree provisions of the applicable Ralcorp Welfare Plans providing health or life insurance benefits to retirees to the extent applicable to Post Employees, former Post Employees and Delayed Transfer Employees. The Ralcorp Welfare Plans providing health or life insurance benefits to retirees shall transfer all Liabilities relating to Post Employees and former Post Employees to Post, the Post Group, and applicable Post Welfare Plans, and Ralcorp, the Ralcorp Group, and applicable Ralcorp Welfare Plans shall no longer have any Liability for retiree medical or life insurance obligations to any Post Employees or former Post Employees on or after the Distribution Date. The Ralcorp Welfare Plans providing health or life insurance benefits to retirees shall transfer to Post, the Post Group, and applicable Post Welfare Plans all Liabilities relating to Delayed Transfer Employees transferring from Ralcorp to Post and Ralcorp, the Ralcorp Group, and applicable Ralcorp Welfare Plans shall no longer have any Liability for retiree medical or life insurance obligations to any such Delayed Transfer Employee on or after the Transfer Date. Post shall have no Liability for retiree medical or life insurance obligations to Ralcorp Employees.

Article X

Retention of Liabilities and Employment Issues

Section 10.01	Employment Claims and Litigation.

Claims and litigation by or relating to Ralcorp Employees and former Ralcorp Employees who are not Post Employees shall be retained by Ralcorp or a member of the Ralcorp Group. Claims and litigation by or relating to Post Employees and former Post Employees who are not Ralcorp Employees shall be retained by Post or a member of the Post Group.

Section 10.02	Collective Bargaining Agreements.

Post shall retain or assume all Liability for the collective bargaining agreements of all represented Post Employees. Post (acting directly or through a member of the Post Group) shall take all necessary steps to assume Liability for collective bargaining agreements as well as any Liability for participation under any multi-employer pension plans in which Post Employees participate.

Article XI

Leaves of Absence, Paid Time Off and Payroll

Section 11.01	Transfer of Employees on Leaves of Absence.

All obligations to Post Employees on a leave of absence of any type on the Distribution Date shall be the responsibility of Post. All obligations to Ralcorp Employees on a leave of absence of any type on the Distribution Date shall be the responsibility of Ralcorp.

Section 11.02	Post Leaves of Absence.

Except as otherwise specifically assigned to the Ralcorp Group in this Agreement, Post shall retain Liability (including Liabilities for associated administrative functions) for all Post Employees who have commenced a leave of any type prior to the Distribution Date or on and after the Distribution Date subject to the Post Group’s applicable employment practices and policies including the Post Sick Benefit Plan, or other paid time-off plan or policy.

Section 11.03	Ralcorp Leaves of Absence.

Except as otherwise specifically assigned to the Post Group in this Agreement, Ralcorp shall retain Liability (including Liabilities for associated administrative functions) for all Ralcorp Employees who have commenced a leave of any type prior to the Distribution Date or on and after the Distribution Date subject to the Ralcorp Group’s applicable employment practices and policies including the Ralcorp Sick Benefit Plan or other paid time off plan or policy.

Section 11.04	Military Leaves.

Both Parties shall fully comply with all applicable Law applying to leaves granted for military service.

Article XII

Workers’ Compensation

Section 12.01	Treatment of Claims.

Ralcorp (acting directly or through a member of the Ralcorp Group) will be responsible for all Liabilities for all WC Claims made (including Liabilities for associated administrative functions) prior to the Distribution Date and while employed by the Ralcorp Group or the Post Group, in either case, prior to the Distribution Date, whether reported prior to, on or after the Distribution Date.

Section 12.02	When Workers Compensation Claims Made.

For purposes of this Article XII, WC Claims shall be deemed “made” at the time of the occurrence of the event giving rise to eligibility for workers’ compensation benefits.

Section 12.03	Post-Distribution Date Claims.

All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Post Employee or former Post Employee who is not a Ralcorp Employee that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, on or after the Distribution Date shall be the responsibility of Post or a member of the Post Group. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Ralcorp Employee or former Ralcorp Employee who is not a Post Employee that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, on or after the Distribution Date shall be the responsibility of Ralcorp or a member of the Ralcorp Group.

Section 12.04	Delayed Transfer Employees.

(a) All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Delayed Transfer Employee transferring from the Post Group to the Ralcorp Group that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, before such Delayed Transfer Employee’s Transfer Date shall be the responsibility of Post or a member of the Post Group.

(b) All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Delayed Transfer Employee transferring from the Ralcorp Group to the Post Group that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, before such Delayed Transfer Employee’s Transfer Date shall be the responsibility of Ralcorp or a member of the Ralcorp Group.

(c) All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Delayed Transfer Employee that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, on or after such Delayed Transfer Employee’s Transfer Date shall be the responsibility of the entity that becomes the new employing entity on the Transfer Date.

Section 12.05	Collateral.

On and after the Distribution Date, Post (acting directly or through a member of the Post Group) shall be responsible for providing all collateral required by insurance carriers in connection with WC Claims for which Liability is allocated to the Post Group under this Article XII. Ralcorp (acting directly or through a member of the Ralcorp Group) shall be responsible for providing all collateral required by insurance carriers in connection with WC Claims for which Liability is allocated to the Ralcorp Group under this Article XII.

Section 12.06	Post Legacy Policies.

Upon receipt by Ralcorp of a statement for adjustments to the legacy policies involving Liabilities for which Post is liable under Section 12.01, Section 12.03 or Section 12.04, Ralcorp will submit to Post a copy of the workers’ compensation portion of the statement involving Post Employees. If the statement requires an additional premium for the workers’ compensation portion, Post will submit a payment to Ralcorp for the amount of such required premium, and if the statement provides for a return of premium paid for the workers’ compensation portion, Ralcorp will submit a payment to Post for the amount of such return of premium.

Section 12.07	Ralcorp Legacy Policies.

Upon receipt by Post of a statement for adjustments to the legacy policies involving Liabilities for which Ralcorp is liable under Section 12.01, Section 12.03 or Section 12.04, Post will submit to Ralcorp a copy of the workers’ compensation portion of the statement involving Ralcorp Employees. If the statement requires an additional premium for the workers’ compensation portion, Ralcorp will submit a payment to Post for the amount of such required premium, and if the statement provides for a return of premium paid for the workers’ compensation portion, Post will submit a payment to Ralcorp for the amount of such return of premium.

Section 12.08	Notification of Government Authorities.

Post (acting directly or through a member of the Post Group) will have responsibility for notifying applicable governmental authorities, as appropriate, of any on-the-job injuries or WC Claims for which a member of the Post Group is responsible under this Article XII. Ralcorp (acting directly or through a member of the Ralcorp Group) will have responsibility for notifying applicable Governmental Authorities, as appropriate, of any on-the-job injuries or WC Claims for which a member of the Ralcorp Group is responsible under this Article XII. The Parties will cooperate in providing to each other information needed for these notifications and related filings.

Section 12.09	Assignment of Contribution Rights.

Ralcorp will transfer and assign (or will cause another member of the Ralcorp Group to transfer and assign) to Post or another member of the Post Group all rights to seek contribution or damages from any applicable third party (such as a third party who aggravates an injury to a worker who makes a WC Claim) with respect to any WC Claim for which any member of the Post Group is responsible pursuant to this Article XII. Post will transfer and assign (or will cause another member of the Post Group to transfer and assign) to Ralcorp or another member of the Ralcorp Group all rights to seek contribution or damages from any applicable third party (such as a third party who aggravates an injury to a worker who makes a WC Claim) with respect to any WC Claim for which any member of the Ralcorp Group is responsible pursuant to this Article XII.

Article XIII

Incentive Compensation Plans

Section 13.01	Equity Incentive Awards.

This Article XIII sets forth obligations and agreements between the Parties with respect to the treatment of outstanding equity incentive awards under the Ralcorp Stock Plans as of the Effective Time. The Parties acknowledge and agree that blackout periods will be implemented with respect to options to purchase common stock issued by Ralcorp or by Post, whether such options are vested or unvested, for administrative reasons in accordance with the terms of the Ralcorp Stock Plans or the Post Incentive Compensation Plan, or any administrative practices or policies pursuant to which such plans are operated, as applicable. Further, the Parties acknowledge that the ability of holders of Equity Awards to (i) receive shares or common stock issued by Ralcorp or Post upon the vesting of an Equity Award other than options or (ii) direct that shares of common stock be sold upon vesting of an Equity Award may be subject to delays or limitations for administrative reasons during such blackout periods.

Section 13.02	Treatment of Outstanding Vested and Unvested Ralcorp Options.

(a) Each Ralcorp Option outstanding under the Ralcorp Stock Plans at the Effective Time which is held by any Person (including a former Post Employee and a director who will serve as a director of Post immediately following the Effective Time) other than a Post Employee shall remain an option to purchase Ralcorp common stock issued under the applicable Ralcorp Stock Plan (each such option, a “Remaining Ralcorp Option”). Except as provided in this Section 13.02(a), each Remaining Ralcorp Option shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Ralcorp Option immediately prior to the Effective Time. The exercise price and number of shares subject to each Remaining Ralcorp Option shall be adjusted to reflect the intrinsic value of such Ralcorp Option as of the Effective Time, as determined by the Board of Directors of Ralcorp in accordance with the procedures set forth on Schedule 13 hereto.

(b) Each Ralcorp Option outstanding under the Ralcorp Stock Plans which is held by a Post Employee (not including a former Post Employee or a director who will serve as a director of Post immediately following the Effective Time) shall be converted as of the Effective Time into an option to purchase shares of Post common stock (each such option, a “Post Option”) pursuant to the terms of the Post Incentive Compensation Plan subject to terms and conditions after the Effective Time that are substantially similar to the terms and conditions applicable to the corresponding Ralcorp Option immediately prior to the Effective Time, except as provided in this Section 13.02(b). The exercise price and number of shares subject to such Post Option shall be adjusted to reflect the intrinsic value of such Post Option as of the Effective Time, as determined by the Board of Directors of Ralcorp in accordance with the procedures set forth on Schedule 13 hereto.

(c) Each Ralcorp Option held by a Delayed Transfer Employee who is a Ralcorp Employee shall be adjusted under Section 13.02(a) on the same basis as any other Ralcorp Option. Each Ralcorp Option held by a Delayed Transfer Employee who is a Post Employee shall be adjusted under Section 13.02(b). Any further assumption and/or adjustment of each Ralcorp Option and Post Option that may occur as of the Transfer Date shall be determined by the Board of Directors of Ralcorp in accordance with the procedures set forth on Schedule 13 hereto.

Section 13.03	Treatment of Outstanding Vested and Unvested Stock Appreciation Rights.

Each Ralcorp SAR which is held by any Person (including a former Post Employee and a director who will serve as a director of Post immediately following the Effective Time) other than a Post Employee shall remain a stock appreciation right with respect to Ralcorp common stock (a “Remaining Ralcorp SAR”). Each Ralcorp SAR which is held by a Post Employee (not including a former Post Employee or a director who will serve as a director of Post immediately following the Effective Time) shall be converted as of the Effective Time into a stock appreciation right with respect to Post common stock (an “Post SAR”). Except as provided in this Section 13.03, each Remaining Ralcorp SAR and each Post SAR shall be subject to substantially the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Ralcorp SAR immediately prior to the Effective Time. The exercise price and number of shares subject to each Remaining Ralcorp SAR and each Post SAR shall be adjusted to reflect the intrinsic value of such stock appreciation right as of the Effective Time, as determined by the Board of Directors of Ralcorp in accordance with the procedures set forth on Schedule 13 hereto. Each Ralcorp SAR held by a Delayed Transfer Employee shall be adjusted under this Section 13.03 on the same basis as any other Ralcorp SAR. Any further assumption and/or adjustment of each Remaining Ralcorp SAR and each Post SAR that may occur as of the Transfer Date shall be determined by the Board of Directors of Ralcorp in accordance with the procedures set forth on Schedule 13 hereto.

Section 13.04	Treatment of Outstanding Restricted Stock.

Each Person who holds Ralcorp Restricted Stock immediately following the Effective Time shall receive the same number of share(s) of Post for the share(s) of Ralcorp underlying the Ralcorp Restricted Stock as a shareholder would receive in the Distribution with respect to a share of Ralcorp, provided that any such share(s) of Post received by a holder of Ralcorp Restricted Stock shall be subject to substantially the same terms and conditions, including restrictions, applicable to the corresponding Ralcorp Restricted Stock immediately prior to the Distribution.

Section 13.05	Treatment of Outstanding Restricted Stock Units.

(a) Cash-settled Ralcorp RSUs which are held by any Person (including a former Post Employee and a director who will serve as a director of Post immediately following the Effective Time) other than a Post Employee shall be adjusted in a manner to reflect the intrinsic value of such award as of the Effective Time, as determined by the Board of Directors of Ralcorp in accordance with the procedures set forth on Schedule 13 hereto. The other terms and conditions to which each Ralcorp RSU is subject shall be substantially similar both immediately prior to and following the Effective Time.

(b) Cash-settled Ralcorp RSUs which are held by a Post Employee (not including a former Post Employee or a director who will serve as a director of Post immediately following the Effective Time) shall be converted into restricted stock units of Post (“Post RSUs”) and adjusted in a manner to reflect the intrinsic value of such award as of the Effective Time, as determined by the Board of Directors of Ralcorp in accordance with the procedures set forth on Schedule 13 hereto. Post RSUs shall otherwise be subject to substantially the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Ralcorp RSUs immediately prior to the Effective Time.

(c) Equity-settled Ralcorp RSUs which are held by any Person immediately following the Effective Time shall become payable for the same number of share(s) of Post and share(s) of Ralcorp as a shareholder would receive in the Distribution with respect to each share of Ralcorp underlying the Ralcorp RSU immediately prior to the Effective Time, and shall otherwise be subject to substantially the same terms and conditions after the Effective Time as applicable to the Ralcorp RSU immediately prior to the Effective Time.

(d) Ralcorp RSUs which are held by a Delayed Transfer Employee who is a Ralcorp Employee shall be adjusted under Section 13.05(a) or (c), as applicable, on the same basis as any other Ralcorp RSU. Ralcorp RSUs which are held by a Delayed Transfer Employee who is a Post Employee shall be converted under Section 13.05(b) or (c), as applicable, on the same basis as any other Ralcorp RSU held by other Post Employees. Any further assumption and/or adjustment of each Ralcorp RSU and each Post RSU that may occur as of the Transfer Date shall be determined by the Board of Directors of Ralcorp in accordance with the procedures set forth on Schedule 13 hereto.

Section 13.06	Liabilities for Settlement of Awards.

Except as provided in Section 13.09 regarding Tax Withholding and Reporting for Equity-Based Awards:

(a) Ralcorp shall be responsible for all Liabilities associated with Ralcorp Options (regardless of the holder of such awards) including any option exercise, share delivery, registration or other obligations related to the exercise of the Ralcorp Options.

(b) Post shall be responsible for all Liabilities associated with Post Options (regardless of the holder of such awards) including any option exercise, share delivery, registration or other obligations related to the exercise of the Post Options.

(c) Ralcorp shall be responsible for all Liabilities associated with Ralcorp SARs (regardless of the holder of such awards) including any stock appreciation right exercise, share delivery, registration or other obligations related to the exercise of the Ralcorp SARs.

(d) Post shall be responsible for all Liabilities associated with Post SARs (regardless of the holder of such awards) including any stock appreciation right exercise, share delivery, registration or other obligations related to the exercise of the Post SARs.

(e) Ralcorp shall be responsible for all Liabilities associated with Ralcorp Restricted Stock including any share delivery, registration or other obligations related to the settlement of the Ralcorp Restricted Stock awards.

(f) Post shall be responsible for all Liabilities associated with Post Restricted Stock including any share delivery, registration or other obligations related to the settlement of the Post Restricted Stock awards.

(g) Ralcorp shall be responsible for all Liabilities associated with Ralcorp RSUs, including any share delivery, registration or other obligations related to the settlement of Ralcorp RSUs.

(h) Post shall be responsible for all Liabilities associated with Post RSUs, including any share delivery, registration or other obligations related to the settlement of the Post RSUs.

Section 13.07	SEC Registration.

The Parties mutually agree to use commercially reasonable efforts to maintain effective registration statements with the SEC with respect to the long-term incentive awards described in this Article XIII, to the extent any such registration statement is required by applicable Law. Ralcorp shall be responsible for taking all appropriate action to continue to maintain and administer the Ralcorp Stock Plans and the awards granted thereunder so that they comply with applicable Law, including continued compliance with, and qualification under, Section 16 of the Securities Exchange Act of 1934 and the registration requirements under the Securities Act of 1933. Post shall be responsible for taking all appropriate action (a) to adopt and administer the Post Incentive Compensation Plan and the awards granted thereunder (including by way of conversion pursuant to this Article XIII) so that it and they comply with applicable Law, including compliance with, and qualification under, Section 16 of the Securities Exchange Act of 1934, and (b) to register the shares for issuance under the Post Incentive Compensation Plan or any other equity-based plan of Post (including shares acquired by conversion pursuant to this Article XIII), including the filing of a registration statement on an appropriate form with the U.S. Securities and Exchange Commission.

Section 13.08	Employee Grants.

The Post Committee or the Board of Directors of Post shall have full discretion to grant options to purchase Post common stock, award restricted stock or restricted stock units of Post or grant other forms of compensation that are derived from the value of the equity of Post, provided that the exercise of such discretion does not cause a materially adverse tax or accounting effect on Ralcorp or any member of the Ralcorp Group. The Ralcorp Committee shall have full discretion to grant options to purchase Ralcorp common stock, award restricted stock or restricted stock units of Ralcorp or grant other forms of compensation that are derived from the value of the equity of Ralcorp, provided that the exercise of such discretion does not cause a materially adverse tax or accounting effect on Post or any member of the Post Group.

Section 13.09	Tax Reporting and Withholding for Equity-Based Awards.

Ralcorp (or one of its Subsidiaries) will be responsible for all income, payroll or other tax reporting related to income of Ralcorp Employees from equity-based awards, and Post (or one of its Subsidiaries) will be responsible for all income, payroll or other tax reporting related to income of Post Employees from equity-based awards. Similarly, Ralcorp will be responsible for all income, payroll or other tax reporting related to income of its non-employee directors from equity-based awards, and Post will be responsible for all income, payroll or other tax reporting related to income of its non-employee directors from equity-based awards. Further, Ralcorp (or one of its Subsidiaries) shall be responsible for remitting applicable tax withholdings for Ralcorp Employees to each applicable taxing authority, and Post (or one of its Subsidiaries) shall be responsible for remitting applicable tax withholdings for Post Employees to each applicable taxing authority; provided, however, that either Ralcorp or Post shall act as agent for the other company by remitting amounts withheld in the form of shares or in conjunction with an exercise transaction to an appropriate taxing authority. Ralcorp and Post will communicate with each other and with third-party providers to effectuate withholding and remittance of taxes, as well as required tax reporting, in a timely, efficient and appropriate manner.

Article XIV

Severance Benefits

From and after the Distribution Date until December 31, 2012, Post (acting directly or through a member of the Post Group) shall maintain severance arrangements that are comparable to the Ralcorp severance arrangements in effect prior to the Distribution Date. Post (acting directly or through a member of the Post Group) shall be responsible for eligible payments under its severance arrangements made on and after the Distribution Date.

Article XV

Indemnification

The obligations of Ralcorp under this Agreement shall be deemed to be Ralcorp Liabilities, as defined in the Distribution Agreement, and the obligations of Post under this Agreement shall be deemed to be Post Liabilities under the Distribution Agreement. The provisions of Article XI of the Distribution Agreement shall apply with respect to any claims for indemnification hereunder.

Article XVI

General and Administrative

Section 16.01	Sharing of Information.

Subject to any limitations imposed by applicable Law, Ralcorp and Post (acting directly or through members of the Ralcorp Group or Post Group, respectively) shall provide to the other and their respective agents and vendors all Information relevant to the performance of the Parties under this Agreement, in accordance with Article III of the Distribution Agreement. The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any Information pursuant to this Agreement to comply with the requirements of HIPAA.

Section 16.02	Transfer of Personnel Records and Authorizations.

(a) Subject to any limitations imposed by applicable Law, on the Distribution Date, Ralcorp shall transfer and assign to Post any and all personnel records, all immigration documents, including I-9 forms and work authorizations, all payroll deduction authorizations and elections, whether voluntary or mandated by Law, including but not limited to any W-4 forms, Ralcorp and Post Reimbursement Accounts Plans, Retirement Plans, charitable giving, and purchases at the cafeterias, and all absence management records, Family and Medical Leave Act records, any beneficiary designations as the Parties may determine will be applicable following the Distribution, Flexible Spending Account enrollment confirmations, attendance, and return to work information (“Benefit Management Records”) relating to Post Participants. Ralcorp shall transfer and assign to Post all personnel records, immigration documents, payroll forms and benefit management records relating to Delayed Transfer Employees on the Transfer Date for each Delayed Transfer Employee. Subject to any limitations imposed by applicable Law, Ralcorp, however, may retain originals of, copies of, or access to personnel Records, immigration records, payroll forms and Benefit Management Records as long as necessary to provide services to Post (acting or on its behalf pursuant to the Transition Services Agreement between the Parties entered into as of the date of this Agreement). Immigration Records will, if and as appropriate, become a part of Post’s public access file. Post will use personnel records, payroll forms and benefit management records for lawful purposes only, including calculation of withholdings from wages and personnel management. It is understood that following the Distribution Date Ralcorp records may be maintained by Post (acting directly or through one of its Subsidiaries) pursuant to Post’s applicable records retention policy. The Parties shall comply with all applicable Laws relating to wage withholding, including with respect to the wage base.

(b) Subject to any limitations imposed by applicable Law, on the Distribution Date, Post shall transfer and assign to Ralcorp all personnel records, all immigration documents, including I-9 forms and work authorizations, all payroll deduction authorizations and elections, whether voluntary or mandated by Law, including but not limited to W-4 forms and deductions for benefits such as insurance, and Benefit Management Records relating to Ralcorp Participants. Subject to any limitations imposed by applicable law, Post shall transfer and assign to Ralcorp all personnel records, immigration documents, payroll forms and benefit management records relating to Delayed Transfer Employees on the Transfer Date for each Delayed Transfer Employee. Post, however, may retain originals of, copies of, or access to personnel Records, immigration records, payroll forms and Benefit Management Records as long as necessary to provide services to Ralcorp (acting or on its behalf pursuant to the Transition Services Agreement entered into by the Parties as of the date of this Agreement). Immigration Records will, if and as appropriate, become a part of Ralcorp’s public access file. Post will use personnel records, payroll forms and benefit management records for lawful purposes only, including calculation of withholdings from wages and personnel management. It is understood that following the Distribution Date, Post records may be maintained by Ralcorp (acting directly or through one of its Subsidiaries) pursuant to Ralcorp’s applicable records retention policy.

(c) In connection with any Ralcorp Welfare Plans, all information on file with a third-party administrator (including all information required to process claims and provide benefits under the applicable Welfare Plans) shall be transferred to the third-party administrator of the analogous Post Welfare Plans, unless prohibited by applicable Law.

Section 16.03	Reasonable Efforts/Cooperation.

Each of the Parties will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement. The provisions of Section 14.8 of the Distribution Agreement shall apply to any action or third party claim to which an employee, director, member or Benefit Plan of the Ralcorp Group or Post Group is involved to the extent that such action or third-party claim relates to this Agreement or any such Benefit Plan.

Section 16.04	Employer Rights.

Nothing in this Agreement shall prohibit Post or any other member of the Post Group from amending, modifying or terminating any Post Benefit Plan, at any time within its sole discretion provided that any such amendment, modification or termination shall not relieve Post from any obligation herein and shall comply with any applicable requirements of the Tax Allocation Agreement. Nothing in this Agreement shall prohibit Ralcorp or any member of the Ralcorp Group from amending, modifying or terminating any Ralcorp Benefit Plan, at any time within its sole discretion provided that any such amendment, modification or termination shall not relieve Ralcorp from any obligation herein and shall comply with any applicable requirements of the Tax Allocation Agreement. Nothing in this Agreement modifies any Benefit Plans intended to be qualified arrangements under Section 401(a) of the Code.

Section 16.05	Consent of Third Parties.

If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties shall use their commercially reasonable efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure to obtain any such third-party consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner; provided, however, neither Party shall have any obligation under this Agreement to the other Party to obtain a novation with respect to obligations which a Party might have with respect to any Post Participant or Ralcorp Participant.

Section 16.06	Not a Change in Control.

The Parties acknowledge and agree that the transactions contemplated by the Distribution Agreement and this Agreement do not constitute a “change in control” for purposes of any Ralcorp Benefit Plan or arrangement or any Post Benefit Plan or other arrangement.

Article XVII

Miscellaneous

Section 17.01	Effect if Distribution Does Not Occur.

Notwithstanding anything in this Agreement to the contrary, if the Distribution Agreement is terminated prior to the Distribution Date, then all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to, as of or following the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed to in writing by Ralcorp and Post, and neither Party shall have any Liabilities to the other Party under this Agreement.

Section 17.02	Entire Agreement.

This Agreement, including the Schedules hereto and the sections of the Distribution Agreement referenced herein, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements, negotiations, discussions, understandings and commitments, written or oral, between the Parties with respect to such subject matter.

Section 17.03	Choice of Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF MISSOURI, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION OR RULE THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 17.04	Amendment.

This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of Ralcorp and Post.

Section 17.05	Waiver.

Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to either Party, it is in writing signed by an authorized representative of such Party. The failure of either Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of either Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 17.06	Partial Invalidity.

Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 17.07	Execution in Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties.

Section 17.08	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of either Party under this Agreement shall not be assignable by such Party (whether by a sale of assets, merger, operation of law or otherwise) without the prior written consent of the other Party. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

Section 17.09	No Third Party Beneficiaries.

The provisions of this Agreement are solely for the benefit of the Parties and their respective Affiliates, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, including any Post Participant and any Ralcorp Participant. Furthermore, nothing in this Agreement is intended (i) to confer upon any employee or former employee of Ralcorp, Post or any member of the Ralcorp Group or Post Group any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave, or (ii) to be construed to relieve any insurance company of any responsibility for any employee benefit under any Benefit Plan or any other Liability. Nothing in this Agreement is intended as an amendment to any Benefit Plan or employment practice.

Section 17.10	Notices.

All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when delivered or mailed in accordance with the provisions of Section 14.9 of the Distribution Agreement.

Section 17.11	Performance.

Each of Ralcorp and Post shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed indirectly by such Party or by the Ralcorp Group or the Post Group, respectively.

Section 17.12	Limited Liability.

Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of Post or Ralcorp, in such individual’s capacity as such, shall have any Liability in respect of or relating to the covenants or obligations of such Party under this Agreement and, to the fullest extent legally permissible, each of Post and Ralcorp, for itself and its respective stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such Liability that any such Person otherwise might have pursuant to applicable Law.

Section 17.13	Dispute Resolution.

The Parties agree that any dispute, controversy or claim between them with respect to the matters covered hereby shall be governed by and resolved in accordance with the procedures set forth in Article XII of the Distribution Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their authorized representatives as of the date first above written.

Ralcorp Holdings, Inc.

By:	/s/ Gregory A. Billhartz
Name:	Gregory A. Billhartz
Title:	Corporate Vice President, General Counsel and Secretary

Post Holdings, Inc.

By:	/s/ Robert V. Vitale
Name:	Robert V. Vitale
Title:	Chief Financial Officer